Exhibit 97.1

GRUPO TELEVISA, S.A.B.

POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

Grupo Televisa, S.A.B. (the “Company”) has, on October 26, 2023, adopted this Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of October 2, 2023 (the “Effective Date”) in order to comply with the rules of the U.S. Securities and Exchange Commission and the listing rules of New York Stock Exchange (“NYSE”). Capitalized terms used in this Policy but not otherwise defined in the text of this policy are defined in Section 13.

The purpose of this Policy is to describe the circumstances in which Officers will be required to repay or return Erroneously Awarded Compensation to the Company in accordance with the Applicable Rules. This Policy shall apply to, and be enforceable against, any Officer and his or her successors (as specified in Section 11 of this Policy) regardless of whether or not such Officer properly signs and returns to the Company any acknowledgement and acceptance form of this Policy, and regardless of whether or not such Officer is aware of his or her status as such.

1.	Persons Subject to Policy

This Policy applies to current and former Officers of the Company.

2.	Compensation Subject to Policy

This Policy applies to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” or is deemed to be “received” will be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

3.	Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company is required to recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be impracticable, which may occur if:

●	the recovery would violate the laws of Mexico adopted prior to November 28, 2022, including Mexican labor laws; provided that the Company has (i) obtained an opinion of Mexican counsel, acceptable to the relevant listing exchange, that recovery would result in such violation, and (ii) provided such opinion to NYSE;
●	the direct costs payable to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii)

documented such attempt(s), and (iii) provided such documentation to NYSE; or

●	recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

Recovery will be required regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

4.	Manner of Recovery; Limitation on Duplicative Recovery

The Committee will, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any Officer subject to this Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such Officer. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation will be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such Officer.

5.	Administration

This Policy will be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” will be deemed to be references to the Board. Subject to any permitted review by the applicable U.S. national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company and its affiliates, equity holders, current and former Officers, and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

6.	Interpretation

This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules or its application is, based on an opinion of local counsel determined to be illegal or unenforceable under Mexican law, it will be deemed amended to the minimum extent necessary to ensure compliance therewith.

7.	No Indemnification; No Personal Liability

The Company will not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor will the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. No member of the Committee or the Board will have any personal liability to any person as a result of actions taken under this Policy in such capacity, and each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any actions taken under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

8.	Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy will not be exclusive and will be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.

9.	Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, including but not limited to the laws of Mexico. such provision will be applied to the maximum extent permitted, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.	Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a U.S. national securities exchange or association.

11.	Successors

This Policy will be binding and enforceable against all current or former Officers who are subject to the Policy and their beneficiaries, heirs, executors, administrators, and other legal representatives.

12.	Required Disclosures

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including any disclosures required by the SEC.

13.	Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the U.S. national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any U.S. national securities exchange or association on which the Company’s securities are listed.

“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), currently named Comité de Prácticas Societarias (Corporate Practices and Compensation Committee).

“Erroneously Awarded Compensation” means, in the event of a Restatement, the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including IFRS and non- IFRS financial measures, as well as stock or share price and total equity holder return.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange; and (d) during the applicable Three-Year Period.

“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.